Supplement No. 1
                                                                  June 12, 1996

                         SUPPLEMENTAL PROXY STATEMENT
                                      OF
                            SISKON GOLD CORPORATION
                       350 Crown Point Circle, Suite 100
                            Grass Valley, CA 95945
                                (916) 273-4311


This Supplemental Proxy Statement is furnished to the Shareholders of Siskon Gold Corporation ("Siskon" or the "Company") in connection with the solicitation of proxies on behalf of Siskon's Board of Directors for use at Siskon's Annual Meeting of the Shareholders (the "Meeting") to be held on Friday, June 21, 1996, at 10:00 a.m. (PDT), at Siskon's corporate offices located at 350 Crown Point Circle, Suite 100, Grass Valley, CA 95945, and at any and all adjournments thereof. Only shareholders of record on April 22, 1996, are entitled to notice of and to vote at the Meeting.

As previously disclosed in the Company's SEC Form 10-KSB (Part I, Item 1, at pages 4-5), on November 15, 1995, the Company completed a private placement of $2 million in the form of Series 2 Class B Common Stock (the "Series 2 Shares") and a $3 million Convertible Note with SJ Gold Inc., a wholly owned subsidiary of Vengold Inc. (hereinafter collectively referred to as "Vengold"). The Series 2 Shares have the right to nominate and elect two directors to the Siskon Board of Directors. At the closing of the private placement, Vengold appointed Mr. Glen A. Ives and Mr. Robert J. Gallagher as directors nominated and elected by the Series 2 Shares.

As an integral part of the private placement, the Company agreed to create a Budget Committee of the Board of Directors composed of the two (2) Vengold directors and one (1) non-Vengold director. The Budget Committee was to remain in existence until all of the proceeds from the private placement had been expended by the Company. On May 21, 1996, the Siskon Board of Directors determined that all of the proceeds from the private placement had been expended by the Company and dissolved the Budget Committee. In light of this action, Messrs. Ives and Gallagher determined that their presence on the Company's Board of Directors was no longer necessary and resigned therefrom effective May 21, 1996. Consequently, Messrs. Ives and Gallagher no longer serve as directors of the Company and have indicated their intention not to stand for election at the Meeting.

In light of the foregoing, only Messrs. Callaway, Snead, Epstein and Bartel will be standing for election at the Meeting. All proxies returned to the Company will be voted as instructed by the shareholder returning the proxy, except that Messrs. Ives and Gallagher will not be nominated as directors and no votes will be cast for them by the proxy holders at the Meeting.

Any shareholder who has delivered a proxy has the power to revoke it at any time before it is voted by the proxy holder at the Meeting or any adjournment thereof, by (i) filing with the Company a written notice of its revocation addressed to Claudia J. Mack, Corporate Secretary, 350 Crown Point Circle, Suite 100, Grass Valley, CA 95945, (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Meeting and giving the Corporate Secretary notice of his or her intention to vote in person. Any shareholder desiring a new proxy card may request one from the Corporate Secretary by calling (916) 273-4311 or by facsimile (916) 273-3933.

Sincerely,


Timothy A. Callaway
 President & Chief Executive Officer